                                                                  Exhibit (c)(3)


                             STOCKHOLDERS AGREEMENT

AGREEMENT, dated as of December 17, 1997, among Invacare Corporation, an Ohio corporation (the "Buyer"), Inva Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Buyer (the "MergerCo."), and the stockholders identified on the signature page hereof (the "Stockholders").

                              W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, MergerCo., and Suburban Ostomy Supply Co., Inc., a Massachusetts corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which MergerCo. will be merged with and into the Company (the "Merger");

WHEREAS, in furtherance of the Merger, Buyer, MergerCo. and the Company desire that as soon as practicable (and not later than five business days) after the announcement of the execution of the Merger Agreement, MergerCo. shall commence a cash tender offer (the "Offer") to purchase at a price of $11.75 per share all outstanding shares of Common Stock (as defined in Section 1 hereof) of the Company, including all of the Shares (as defined in Section 2 hereof) beneficially owned by the Stockholders; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Buyer and MergerCo. have required that the Stockholders agree, and Stockholders have agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.       DEFINITIONS.  For purposes of this Agreement:

                  (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having beneficial ownership of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

                  (b) "Common Stock" shall mean at any time the Common Stock, no par value, of the Company.

                  (c) "Permitted Transferee" means, as to any Stockholder, any one or more of the following Persons to whom such Stockholder transfers Shares:
(i) the spouse, child, grandchild or parent of such Stockholder, (ii) a trust created for the exclusive benefit of the Stockholder and any one or more of the Persons identified in clause (i), or (iii) a charitable organization or trust created for the exclusive benefit of a charitable organization.



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                  (d) "Person" shall mean an individual, corporation,
partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  (e) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

2.       TENDER OF SHARES.

                  (a) In order to induce Buyer and MergerCo. to enter into the Merger Agreement, the Stockholders hereby agree to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifteenth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Common Stock set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares"), all of which are Beneficially Owned by such Stockholder, and any shares of Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution or in any other way (such shares of Common Stock, together with the Existing Shares, the "Shares"). The Stockholders hereby acknowledge and agree that MergerCo.'s obligation to accept for payment and pay for the Shares in the Offer, including the Shares Beneficially Owned by the Stockholders, is subject to the terms and conditions of the Offer.

                  (b) The Stockholders hereby permit Buyer and MergerCo. to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), their identity and ownership of the Shares, and the nature of their commitments, arrangements and understandings under this Agreement.

3.       ADDITIONAL AGREEMENTS.

                  (a) VOTING AGREEMENT. Each Stockholder shall, at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, vote (or cause to be voted) the Shares (if any) then held of record or Beneficially Owned by such Stockholder,
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Transaction Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex I to the Merger Agreement or set forth in Article VIII of the Merger Agreement not being fulfilled.

                  (b) NO INCONSISTENT ARRANGEMENTS. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein,
(iii) grant any proxy,



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power-of-attorney or other authorization in or with respect to the Shares, (iv)
deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, a Stockholder may transfer Shares to a Permitted Transferee if prior to such transfer such Permitted Transferee executes a counterpart of this Agreement in form satisfactory to Buyer agreeing to be bound by all of the terms hereof as if such Permitted Transferee were an original signatory of this Agreement.

                  (c) GRANT OF IRREVOCABLE LIMITED PROXY; APPOINTMENT OF LIMITED PROXY. (i) Each Stockholder hereby irrevocably grants to, and appoints, Buyer and Thomas R. Miklich and Thomas J. Buckley, or any one of them, in their respective capacities as officers of Buyer, and any individual who shall hereafter succeed to any such office held by such individuals with Buyer, and each of them individually, the Stockholder's limited proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, solely for the purpose of voting the Shares, or granting a consent or approval in respect of the Shares in favor of the Merger and against any Transaction Proposal, (ii) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked; (iii) Each Stockholder understands and acknowledges that Buyer and MergerCo. are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable limited proxy set forth in this Section 3(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable limited proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable limited proxy is coupled with an interest and may under no circumstances be revoked except upon termination in accordance with the provisions of Section 8. Each Stockholder hereby ratifies and confirms all that such irrevocable limited proxy holder may lawfully do or cause to be done by virtue hereof. Such irrevocable limited proxy is executed and intended to be irrevocable in accordance with the provisions of Chapter 156B, Section 41 of the Massachusetts General Laws.

                  (d) NO SOLICITATION. The Stockholders hereby agree, in their capacities as Stockholders of the Company, that neither the Stockholders nor any of their subsidiaries or affiliates shall (and each Stockholder shall cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer, any of its affiliates or representatives) concerning any Transaction Proposal. The Stockholders will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Transaction Proposal. The Stockholders will immediately communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by any Stockholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which any Stockholder may receive in respect of any such transaction. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 7.6 of the Merger Agreement shall be deemed not to violate this Section 3(d).


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                  (e) CONSULTATION. Each party shall promptly consult with the others and provide any necessary information and material with respect to all filings made by such party with any governmental entity in connection with this Agreement and the Merger Agreement, the Offer and the transactions contemplated hereby and thereby.

4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby separately represents and warrants (solely with respect to such Stockholder and not with respect to any other Stockholder) to Buyer and MergerCo. as follows:

                  (a) OWNERSHIP OF SHARES. The Stockholder is the record and Beneficial Owner of the Existing Shares, as set forth on Schedule I. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholders. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) POWER; BINDING AGREEMENT. The Stockholder has the power (corporate, partnership or other) and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

                  (c) NO CONFLICTS. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

                  (d) NO ENCUMBRANCES. Except as permitted by this Agreement, the Existing


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Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, charges or encumbrances ("Encumbrances"), proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Encumbrances or proxies arising hereunder.

                  (e) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

                  (f) RELIANCE BY BUYER AND MERGERCO. The Stockholder understands and acknowledges that Buyer and MergerCo. are entering into the Merger Agreement and commencing the Offer in reliance upon the Stockholder's execution and delivery of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF BUYER AND THE MERGERCO. Each of Buyer and MergerCo. hereby represents and warrants to the Stockholders as follows:

                  (a) POWER; BINDING AGREEMENT. Buyer and MergerCo. each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Buyer and MergerCo. will not violate any other agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Buyer and MergerCo. and constitutes a valid and binding agreement of each of Buyer and the Purchaser, enforceable against each of Buyer and MergerCo. in accordance with its terms.

                  (b) NO CONFLICTS. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by each of Buyer and MergerCo. and the consummation by each of Buyer and MergerCo. of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by each of Buyer and MergerCo., the consummation by each of Buyer and MergerCo. of the transactions contemplated hereby or compliance by each of Buyer and MergerCo. with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to either of Buyer or MergerCo., (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either of Buyer or MergerCo. is a party or by which either of Buyer or MergerCo. or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either of Buyer or MergerCo. or any of their properties or assets.

6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective the agreements set forth in Sections 2 and 3 of this Agreement.


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7. STOP TRANSFER. No Stockholder shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

8. TERMINATION. The covenants, agreements and proxy contained herein with respect to the Shares, and all other obligations of the Stockholders hereunder, shall terminate upon the termination of the Merger Agreement in accordance with its terms.

9.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, any Stockholder's administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

                  (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; provided that Buyer or MergerCo. may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer or MergerCo. of its obligations hereunder if such assignee does not perform such obligations.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Stockholder, to the address set forth on Schedule I hereto, with a copy to:

                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street


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                                Boston, MA 02110
                               Attn: James Westra
                          Telephone No.: (617) 951-6600
                          Telecopy No.: (617) 951-1295

         If to Buyer or MergerCo.,

                              Invacare Corporation
                                One Invacare Way
                               Elyria, Ohio 44035
                          Attention: Thomas R. Miklich
                Chief Financial Officer, Secretary and Treasurer
                          Telephone No.: (440) 329-6111
                          Telecopy No.: (440) 366-9008

         with a copy to:

                          Calfee, Halter & Griswold LLP
                         1400 McDonald Investment Center
                               800 Superior Avenue
                           Cleveland, Ohio 44114-2688
                              Attn: Dale C. LaPorte
                          Telephone No.: (216) 622-8200
                          Telecopy No.: (216) 241-0816

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (i) NO WAIVER. The failure of any party hereto to exercise any right, power or



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remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                  (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof; PROVIDED, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

                  (l) WAIVER OF JURY TRIAL. Each party hereto hereby waives any right to a trial by jury in connection with any action, suit or proceeding brought in connection with this Agreement.

                  (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.



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         IN WITNESS WHEREOF, Buyer and MergerCo. have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:                                        STOCKHOLDERS:

INVACARE CORPORATION                          /s/ Herbert Gray
By: /s/ Thomas R. Miklich                     ----------------------------------
   --------------------------------           Herbert Gray
Name:  Thomas R. Miklich
       ----------------------------
Title: CFO                                    /s/ Donald Benovitz
       ----------------------------           ----------------------------------
                                              Donald Benovitz


                                              SUMMIT VENTURES III, L.P.
MERGERCO.:                                    By:  Summit Partners III, L.P.,
                                                      Its General Partner
INVA ACQUISITION CORP.                        By:  Stamps, Woodsum & Co. III,
By: /s/ Thomas R. Miklich                             Its General Partner
    -------------------------------
Name:  Thomas R. Miklich                      By: /s/ Martin J. Mannion
       ----------------------------               ------------------------------
Title: Director                                       General Partner
       ----------------------------
                                              SUMMIT INVESTORS II, L.P.
                                              By: /s/ Martin J. Mannion
                                                  ------------------------------
                                                    Authorized Signatory

                                              SUMMIT SUBORDINATED DEBT
                                              FUND, L.P.
                                              By:  Summit Partners SD, L.P.,
                                                      Its General Partner
                                              By:  Stamps, Woodsum & Co. III,
                                                      Its General Partner
                                              By:/s/ Martin J. Mannion
                                                 -------------------------------
                                                      General Partner



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                                   SCHEDULE I

                                                                     NUMBER OF SHARES BENEFICIALLY OWNED
                                                                     -----------------------------------
                               ADDRESS
STOCKHOLDER                    OPTIONS                              DIRECT OWNERSHIP
-----------                    -------                              ----------------
Herbert Gray                   300 Boylston St. Apt 5-10          620,000 (as individual)           186,000
                               Boston, MA  02116                  33,634 (as trustee)

Donald Benovitz                One Everett Terrace                245,366 (as individual)           124,000
                               South Natick, MA  01760            33,634 (as trustee)

Summit Ventures III, L.P.      600 Atlantic Ave. Suite 2800       3,357,509
                               Boston, MA  02110-2227

Summit Investors II, L.P.      600 Atlantic Ave. Suite 2800       78,696
                               Boston, MA  02110-2227

Summit Subordinated            600 Atlantic Ave. Suite 2800       498,626
Debt Fund, L.P.                Boston, MA  02110-2227


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